FORM 3           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                                   OMB APPROVAL
                                                   OMB Number:    3235-0104
                                                   Expires: September 30, 1998
                                                   Estimated average burden
                                                   hours per response.......0.5
(Print or Type Responses)

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
      Act of 1934, Section 17(a) of the Public Utility Holding Company Act
          of 1935 or Section 30(f)of the Investment Company Act of 1940

1. Name and Address of Reporting Person*        2. Date of Event Requiring             4.  Issuer Name and Ticker or Trading Symbol
                                                   Statement                               BioTime, Inc. (BTIM)
                                                  (Month/Day/Year)
Dresner        Milton         H                    2/6/98
(Last)        (First)     (Middle)
                                                3.  IRS or Social Security             5. Relationship of Reporting Person(s)
                                                    Number of Reporting                   to Issuer (Check all applicable)
                                                    Person (Voluntary)                    __X__ Director     _____ 10% Owner
                                                                                          _____ Officer(give _____ Other
28777 Northwester Highway, Suite 100                                                            title below)   specify below)
(Street)                                                                                    ----------------------------


                                                6.  If Amendment,                      7.  Individual or Joint/Group Filing
                                                    Date of Original                       (Check Applicable Line)
                                                      (Month/Year)                         _X_Form filed by One Reporting Person
Southfield    MI         48034                                                             __Form filed by More than One
(City)     (State)       (Zip)                                                               Reporting Person

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

             Table 1 -- Non-Derivative Securities Beneficially Owned



1.  Title of Security          2. Amount of Securities           3. Ownership            4. Nature of Indirect Beneficial Ownership
    (Instr.4)                     Beneficially Owned                Form: Direct           (Instr.5)
                                  (Instr.4)                         (D) or Indirect
                                                                    (I) (Instr.5)
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  Common Shares,                  500                                    D
   no par value
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
Reminder: Report Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person,see Instruction 5(b)(v).

                                                                          (Over)
                                                                  SEC 1471(7-96)


               Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security  2. Date Exer-     3. Title and Amount    4. Conver-       5.Owner-         6. Nature of Indirect
       (Instr. 4)                   cisable and       of Securities          sion or         ship              Beneficial Ownership
                                    Expiration        Underlying             Exercise        Form of           (Instr.5)
                                    Date              Derivative             Price of        Derivative
                                    (Month/Day/Year)  Security               Derivative      Security;
                                                     (Instr.4)               Security        Direct
                                                                  Amount                     (D) or
                                                                  of                         Indirect
                                  Date      Expira-   Title       Number                     (I)
                                  Exer-     tion                  of                         (Instr.5)
                                  cisable   Date                  Shares
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*Right to acquire shares          4/1/98     N/A      Common       500         $12.50            D
                                                      Shares
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 Right to acquire shares          7/1/98     N/A      Common       500         $12.50            D
                                                      Shares
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 Right to acquire shares          10/1/98    N/A      Common       500         $12.50            D
                                                      Shares
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
Explanation of Responses:

    *Shares will be granted in lieu of cash director's fee on a quarterly basis.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.


  /s/Milton H. Dresner                                  2/16/98
--------------------------------                 ----------------------
**Signature of Reporting Person                          Date